Exhibit 17C

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to (i) the special committee of the Board of Trustees (the “Board”) of Carlyle Secured Lending III (“CSL III”) and (ii) the Board of CSL III, as Annex C to the joint proxy statement/information statement/prospectus which forms a part of the Registration Statement on Form N-14 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of Blue Fox Merger Sub, Inc. (“Merger Sub”), a wholly-owned direct consolidated subsidiary of Carlyle Secured Lending, Inc. (“CGBD”), with and into CSL III, with CSL III as the surviving company, after which CSL III will merge immediately with and into CGBD, and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

Dated: October 7th, 2024

Keefe, Bruyette & Woods, Inc.